Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

Principal Protected Notes Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D	1,502,000 2% Minimum Coupon Based Upon the Russell 2000® Index Due November 3, 2014

OFFERING SUMMARY

(Related to the Pricing Supplement No. 2009-MTNDD433 Dated October 26, 2009, Prospectus Supplement, Dated February 18, 2009 and Prospectus, Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 26, 2009

2 |	PRINCIPAL PROTECTED NOTES

2% Minimum Coupon

Principal Protected Notes

Based Upon the Russell 2000® Index Due November 3, 2014

This offering summary contains a summary of the terms and conditions of the 2% Minimum Coupon Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information.

You may access the pricing supplement relating to this offering by reviewing our filings for October 28, 2009 on the SEC Web site at www.sec.gov and the prospectus supplement and prospectus on the SEC Web site as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

■	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

■	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes

The 2% Minimum Coupon Principal Protected Notes Based Upon the Russell 2000® Index (the “Notes”) are investments linked to an equity index offered by Citigroup Funding Inc. and have a maturity of approximately five years. The Notes are 100% principal protected if held to maturity, subject to the credit risk of Citigroup Inc., and will pay a coupon per Coupon Period at a variable rate which will depend upon the closing value of the Russell 2000® Index (the “Underlying Index”) on every Index Business Day in each Coupon Period but will not be less than 2% of $10 principal amount per Note, per Coupon Period. The term of each Coupon Period will be approximately one year.

For each Coupon Period, if the closing value of the Underlying Index on every Index Business Day during such Coupon Period does not exceed the related Starting Value by more than 20% and the percentage change in the closing value of the Underlying Index from the first Index Business Day of the related Coupon Period through the last Index Business Day of the Coupon Period (the “Index Percentage Change”) is greater than 2%, the Coupon Amount you receive on the related Coupon Payment Date for each $10 Note you hold will be an amount based on the Index Percentage Change and will not be greater than $2.00 (20% of $10 principal amount per Note). If the closing value of the Underlying Index on any Index Business Day during such Coupon Period exceeds the related Starting Value by more than 20% or if the Index Percentage Change is less than or equal to 2%, on the related Coupon Payment Date you will receive $0.20 (2% of $10 principal amount per Note) for each Note you hold.

Some key characteristics of the Notes include:

■

Principal Protection. Your initial investment is 100% principal protected, subject to the credit risk of Citigroup Inc., only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Notes to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the last Coupon Amount.

■

Periodic Income. A Coupon Amount is payable on November 2, 2010; November 2, 2011; November 2, 2012; November 4, 2013; and on the Maturity Date (each a “Coupon Payment Date”). The Coupon Amount payable on each Coupon Payment Date will depend upon the closing value of the Underlying Index during the related Coupon Period, will be based on the Index Percentage Change during such Coupon Period and will not be less than $0.20 (2% of $10 principal amount per Note) per Note nor be greater than $2.00 (20% of $10 principal amount per Note) per Note.

PRINCIPAL PROTECTED NOTES	| 3

Thus, for each $10 principal amount Note held, you will receive on each Coupon Payment Date either:

■

an amount equal to the product of (a) $10 and (b) the Index Percentage Change, if (x) the closing value of the Underlying Index on every Index Business Day during the related Coupon Period is less than or equal to 120% of the applicable Starting Value and (y) the Index Percentage Change is greater than 2%; or

■	an amount equal to $0.20 (2% of $10 principal amount per Note), in all other cases.

The total return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and can be as little as 10% for the approximately five year term of the Notes (on a simple-interest basis) if, during each Coupon Period, the closing value of the Underlying Index exceeds the related Starting Value by more than 20% on any Index Business Day or the Index Percentage Change for such Coupon Period is less than or equal to 2%. In addition, you will not receive any dividend payments or other distributions, if any, made on the stocks included in the Underlying Index.

■

Limited Participation in Potential Change in Value of the Underlying Index. The Notes allow investors to participate in only a portion of the growth potential of the Underlying Index, up to an increase of 20% from the related Starting Value during each Coupon Period. Additionally, if the closing value of the Underlying Index on any Index Business Day during a Coupon Period exceeds the related Starting Value by more than 20%, then instead of participating in the potential appreciation of the Underlying Index, the Coupon Amount payable on the Notes, for the applicable Coupon Period, will be limited to $0.20 (2% of $10 principal amount per Note) per Note.

The Notes are not deposits or savings accounts, are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality, and are not guaranteed by the FDIC under the Temporary Liquidity Guarantee Program. All payments on the Notes are subject to the credit risk of Citigroup Inc.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors” below and

“Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors

These Notes may be an appropriate investment for the following types of investors:

■

Investors looking for exposure to the Underlying Index on a principal-protected basis who expect that the closing value of the Underlying Index on every Index Business Day during each Coupon Period will not exceed the related Starting Value by more than 20%;

■

Investors who are willing to earn a fixed return equal to $0.20 (2% of $10 principal amount per Note) per Note, if the closing value of the Underlying Index on any Index Business Day during each Coupon Period exceeds the related Starting Value by more than 20% or if the Index Percentage Change is less than or equal to 2%;

■

Investors who seek to add an equity index-linked investment to diversify their underlying asset class exposure since an investment in the Notes may outperform fixed-income securities in a moderate equity market environment.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.325 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia

Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $0.300 from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a fixed sales commission of $0.300 for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

4 |	PRINCIPAL PROTECTED NOTES

Final Terms

Security:	2% Minimum Coupon Principal Protected Notes Based Upon the Russell 2000® Index Due November 3, 2014.
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Rating of the Issuer’s Obligations:	As of October 26, 2009, A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page. The ratings reflect each rating agency’s view of the likelihood that Citigroup Funding Inc. and Citigroup Inc. will honor their obligations to pay the amount due on the Notes at maturity and do not address whether you will gain or lose money on your investment.
Principal Protection:	100% if held on the Maturity Date, subject to the credit risk of Citigroup Inc.
Pricing Date:	October 26, 2009.
Issue Date:	October 29, 2009.
Index Business Day:	An Index Business Day means a day, as determined by the Calculation Agent, on which the Underlying Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the beneficial owners of the Notes, absent manifest error.
Business Day	A Business Day means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.
Final Valuation Date:	October 27, 2014.
Maturity Date:	November 3, 2014.
Issue Price:	$10 per Note.
Underlying Index:	The Russell 2000® Index.
Maturity Payment:	For each $10 Note, $10 plus the last Coupon Amount.
Coupon Amount:	For each $10 Note:

(i) an amount equal to the product of (a) $10 and (b) the Index Percentage Change, if (x) the closing value of the Underlying Index on every Index Business Day during the related Coupon Period is less than or equal to 120% of the applicable Starting Value and (y) the Index Percentage Change is greater than 2%; or

(ii) an amount equal to $0.20 (2% of $10 principal amount per Note), in all other cases.

Index Percentage Change:

The Index Percentage Change for each Coupon Period will equal the percentage change in the closing value of the Underlying Index from the first Index Business Day of the related Coupon Period through the last Index Business Day of the Coupon Period, expressed as a percentage:

Ending Value — Starting Value

Starting Value

Starting Value:	The closing value of the Underlying Index on the first Index Business Day of the applicable Coupon Period. The Starting Value for the first Coupon Period equals 593.66.
Ending Value:	The closing value of the Underlying Index on the last Index Business Day of the applicable Coupon Period.
Coupon Periods:

The first Coupon Period begins at the close of trading on the Pricing Date and ends at the close of trading on October 26, 2010.

The second Coupon Period begins at the close of trading on October 26, 2010 and ends at the close of trading on October 26, 2011.

The third Coupon Period begins at the close of trading on October 26, 2011 and ends at the close of trading on October 26, 2012.

The fourth Coupon Period begins at the close of trading on October 26, 2012 and ends at the close of trading on October 28, 2013.

The last Coupon Period begins at the close of trading on October 28, 2013, and ends at the close of trading on the Final Valuation Date.

Coupon Payment Dates:

For the first Coupon Period November 2, 2010.

For the second Coupon Period, November 2, 2011.

For the third Coupon Period, November 2, 2012.

For the fourth Coupon Period, November 4, 2013.

For the last Coupon Period, the Maturity Date.

Listing:	The Notes will not be listed on any exchange.
Underwriting Discount:	3.25% (including the 3.00% Sales Commission defined below).
Sales Commission Earned:	$0.300 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Sales Concession Granted:	$0.300 per Note for each Note sold by a dealer, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets.
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:	17313T292

PRINCIPAL PROTECTED NOTES	| 5

Benefits of the Notes

■

Periodic Income. The Notes will provide investors with a minimum Coupon Amount of at least $0.20 (2% of $10 principal amount per Note) per Note per Coupon Period, and the Coupon Amount payable at the end of each Coupon Period will exceed $0.20 (2% of $10 principal amount per Note) if the closing value of the Underlying Index on every Index Business Day during such Coupon Period does not exceed the related Starting Value by more than 20% and the Index Percentage Change is greater than 2%, but cannot exceed $2.00 (20% of $10 principal amount per Note) per Note per Coupon Period.

■

Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes plus the last Coupon Amount, subject to the credit risk of Citigroup Inc., regardless of the closing value of the Underlying Index at any time, including the Ending Value during any Coupon Period.

■	Diversification Potential. The Notes are linked to the Russell 2000® Index and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors

■

The Return on Your Notes May Be As Little As 2% Per Coupon Period. The Coupon Amount payable on each Coupon Payment Date will depend upon the closing value of the Underlying Index during the applicable Coupon Period, will be based on the Index Percentage Change during such Coupon Period and will not be less than $0.20 (2% of $10 principal amount per Note) per Note nor be greater than $2.00 (20% of $10 principal amount per Note) per Note. If (i) the closing value of the Underlying Index on any Index Business Day during the Coupon Period exceeds the related Starting Value by more than 20%, or (ii) the Index Percentage Change is less than or equal to 2%, then on the related Coupon Payment Date you will receive $0.20 (2% of $10 principal amount per Note) for each Note you hold. Because of the possibility of a return of 2% per Coupon Period, the Notes may provide less opportunity for return than an investment that would permit you to participate fully in the appreciation of the Underlying Index or an investment in some or all of the stocks included in the Underlying Index.

■

Appreciation May Be Limited. The Notes allow investors to participate in only a portion of the growth potential of the Underlying Index, up to an increase of 20% from the related Starting Values during each Coupon Period. Additionally, if the closing value of the Underlying Index on any Index Business Day during a Coupon Period exceeds the related Starting Value by more than 20%, then instead of participating in the potential appreciation of the Underlying Index, the return on the Notes, for the applicable Coupon Period, will be limited to the minimum Coupon Amount of $0.20 (2% of $10 principal amount per Note) per Note.

■

The Volatility of the Value of the Underlying Index. Volatility is the term used to describe the size and frequency of market fluctuations in the value of the Underlying Index. Because the amount of the Coupon Amount payable on the Notes depends upon the value of the Underlying Index during each Coupon Period and may be based on the related Ending Value of the Underlying Index, the volatility of the value of the Underlying Index may result in your receiving a fixed return of 2% on the Notes for any or all of the Coupon Periods. Although past price volatility is not indicative of future price volatility, see “Description of the Russell 2000® Index — Historical Data on the Russell 2000® Index” in this offering summary for more information on the historical value of the Underlying Index.

■	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

■

Potential for a Lower Comparable Yield. The Coupon Amount payable for each Coupon Period, which can be as little as $0.20 (2% of $10 principal amount per Note) per Note, will depend on the closing values of the Underlying Index during such Coupon Period and will be based on the Index Percentage Change. As a result, the yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

6 |	PRINCIPAL PROTECTED NOTES

■

Relationship to the Underlying Index. You will have no rights against the publisher of the Underlying Index even though the market value of the Notes and the Coupon Amount you receive on a Coupon Payment Date depends on the closing values of the Underlying Index of the related Coupon Period. The index publisher is not involved in the offering of the Notes and has no obligation relating to the Notes. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the stocks included in the Underlying Index.

■

Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

■

The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Underlying Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Index, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the Notes and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

■

Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks included in the Underlying Index or other instruments, such as options, swaps or futures, based upon the Underlying Index or the stocks included in the Underlying Index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

Description of the Russell 2000® Index

Unless otherwise stated, all information on the Russell 2000® Index provided in this offering summary is derived from the Russell Investment Group (“Russell”) or other publicly available sources. The Russell 2000® Index is published by Russell and is intended to provide a comprehensive and unbiased barometer of the small-cap segment of the U.S. equity universe. The Russell 2000® Index is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap equities. Since September 2004, eligible initial public offerings (“IPOs”) of stock have also been added to the Russell 2000® Index at the end of each calendar quarter in order to ensure new additions to the investing opportunity set are reflected in the index. The Russell 2000® Index includes the smallest 2,000 securities, according to market capitalization, in the Russell 3000E™ Index.

As of September 30, 2009, the largest five sectors represented by the Russell 2000® Index were Financial Services, Technology, Consumer Discretionary, Health Care and Producer Durables. Real-time dissemination of the value of the Russell 2000® Index by Reuters began in December 1986. You should refer to the pricing supplement related to this offering for additional information on the Russell 2000® Index, including its method of calculation and changes in its components.

THE RUSSELL 2000® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

PRINCIPAL PROTECTED NOTES	| 7

Historical Data on the Russell 2000® Index

Monthly High and Low Closing Values

The following table sets forth the high and low closing values of the Russell 2000® Index for each month in the period from January 2004 through October 2009. These historical data on the Russell 2000® Index are not indicative of the future performance of the Russell

2000® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the Russell 2000® Index during any period set forth below is not an indication that the Russell 2000® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2004		2005		2006		2007		2008		2009
	High	Low	High	Low	High	Low	High	Low	High	Low	High		Low
January	601.50	560.85	640.44	604.53	733.20	684.05	800.34	775.87	753.55	671.57	514.71		433.65
February	597.07	564.03	638.85	617.93	740.63	710.53	829.44	792.66	730.50	686.18	470.70		389.02
March	599.54	557.63	644.95	604.63	765.14	718.28	809.51	760.06	705.27	643.97	445.30		343.26
April	606.39	559.80	619.76	575.02	778.42	742.11	833.80	803.22	725.37	686.07	491.47		429.16
May	570.06	535.34	616.90	582.02	781.83	711.04	847.18	814.18	748.28	716.21	511.82		471.82
June	591.52	557.67	644.19	620.30	737.45	672.72	855.09	821.72	763.27	689.66	531.68		489.77
July	582.72	533.49	683.04	643.04	730.80	671.94	855.77	776.12	719.19	658.26	557.80		479.27
August	551.93	517.10	688.51	648.64	720.58	679.04	798.93	751.54	754.38	704.14	584.02		548.18
September	576.92	552.46	680.82	649.94	734.48	706.47	817.40	769.81	753.74	657.72	620.69		555.83
October	592.66	564.88	670.55	621.57	776.04	718.35	845.72	798.79	671.59	448.40	623.94	*	580.20	*
November	634.46	585.44	683.58	643.02	792.91	475.13	801.77	735.07	545.97	385.31
December	654.57	625.50	690.57	672.25	797.73	780.82	797.03	739.06	499.45	417.07

*	Through October 26, 2009.

On October 26, 2009, the closing value of the Underlying Index was 593.66.

Historical Graph

The following graph illustrates the historical performance of the Russell 2000® Index based on the daily closing values from January 2, 2004 through October 26, 2009. Past values of the Russell 2000® Index are not indicative of future Russell 2000® Index values.

8 |	PRINCIPAL PROTECTED NOTES

Additional information on the Underlying Index, including its makeup, method of calculation and changes in its components, is included in the pricing supplement related to this offering under “Description of the Russell 2000® Index.” All such disclosures in the pricing supplement and the information on the Underlying Index provided in this offering summary are derived from publicly available information. None of Citigroup

Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the Underlying Index.

License Agreement

Russell and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with certain financial products, including the Notes.

The license agreement between Russell and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The Notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell Company”). Russell Company makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Russell Company’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of Russell Company and of the Russell 2000® Index which is determined, composed and calculated by Russell Company without regard to Citigroup Funding, its affiliates or the Notes. Russell Company has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the Russell 2000® Index. Russell Company is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL COMPANY DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL COMPANY SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL COMPANY HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL COMPANY AND CITIGROUP FUNDING.”

All disclosures contained in this offering summary regarding the Russell 2000® Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Russell. None of Citigroup Funding, Citigroup, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

Hypothetical Coupon Amounts

The Coupon Amount payable for each Coupon Period, which can be as little as $0.20 (2% of $10 principal amount per Note) per Note, will depend on the closing values of the Underlying Index on every Index Business Day during such Coupon Period and will be based on the Index Percentage Change.

PRINCIPAL PROTECTED NOTES	| 9

Because the closing value of the Underlying Index may be subject to significant variations during each Coupon Period, it is not possible to present a chart or table illustrating a complete range of possible Coupon Amounts. The examples of hypothetical Coupon Amounts set forth below are intended to illustrate the effect of different Ending Values of the Underlying Index on the return of the Notes for each Coupon Period, which depends on whether there has been a closing value of the Underlying Index on any Index Business Day during such Coupon Period greater than 120.5% of the related Starting Value and on the Index Percentage Change. All of the hypothetical examples assume an investment in the Notes of $10, that the applicable Starting Value is 620, that the threshold for determining whether holders will receive a return based on the Index Percentage Change or the fixed return of 2% is 120.5% of the applicable Starting Value, that 120.5% of the applicable Starting Value is 747.10, that the term of the Coupon Period is one year and that an investment is made on the initial Issue Date and held to the Coupon Payment Date.

As demonstrated by the examples below, if the hypothetical closing value of the Underlying Index on every Index Business Day during each Coupon Period is less than or equal to 747.10 and the hypothetical Index Percentage Change is greater than 2%, the return for such Coupon Period will be equal to the Index Percentage Change and the Coupon Amount will be greater than $0.20 (2% of $10 principal amount per Note) per Note. If, however, the hypothetical closing value of the Underlying Index on any Index Business Day during any Coupon Period is greater than 747.10 or the hypothetical Index Percentage Change is less than or equal to 2%, the Coupon Amount for such Coupon Period will be equal to $0.20 (2% of $10 principal amount per Note) per Note, regardless of whether the hypothetical applicable Ending Value is greater than or less than the hypothetical applicable Starting Value. The hypothetical return for each Coupon Period provided in the examples is only relevant to such Coupon Period. A hypothetical return for one Coupon Period is no indication of such return for a subsequent Coupon Period.

Hypothetical Starting Value of the Russell 2000® Index for Coupon Period	Hypothetical Ending Value of the Russell 2000® Index for Coupon Period	Hypothetical Index Percentage Change	Hypothetical Coupon
			No Closing Value Above Upside Threshold	A Closing Value Above Upside Threshold
620.00	279.00	-55.0%	2.0%	2.0%
620.00	310.00	-50.0%	2.0%	2.0%
620.00	341.00	-45.0%	2.0%	2.0%
620.00	372.00	-40.0%	2.0%	2.0%
620.00	403.00	-35.0%	2.0%	2.0%
620.00	434.00	-30.0%	2.0%	2.0%
620.00	465.00	-25.0%	2.0%	2.0%
620.00	496.00	-20.0%	2.0%	2.0%
620.00	527.00	-15.0%	2.0%	2.0%
620.00	558.00	-10.0%	2.0%	2.0%
620.00	589.00	-5.0%	2.0%	2.0%
620.00	620.00	0.0%	2.0%	2.0%
620.00	632.40	2.0%	2.0%	2.0%
620.00	651.00	5.0%	5.0%	2.0%
620.00	682.00	10.0%	10.0%	2.0%
620.00	713.00	15.0%	15.0%	2.0%
620.00	747.10	20.5%	20.5%	2.0%
620.00	775.00	25.0%	NA	2.0%
620.00	806.00	30.0%	NA	2.0%
620.00	837.00	35.0%	NA	2.0%
620.00	868.00	40.0%	NA	2.0%
620.00	899.00	45.0%	NA	2.0%
620.00	930.00	50.0%	NA	2.0%
620.00	961.00	55.0%	NA	2.0%

10 |	PRINCIPAL PROTECTED NOTES

The examples are for purposes of illustration only. The actual Coupon Amount for each Coupon Period will depend on the actual closing values, the actual applicable Starting Value, the actual applicable Ending

Value and the actual threshold and other relevant parameters for determining whether holders will receive a return based on the Index Percentage Change or the fixed return of 2% per Coupon Period.

Hypothetical Total Return on the Notes

The total return on the Notes will depend on the Coupon Amount for each of the five Coupon Periods during the term of the Notes. Each Coupon Amount payable for each Coupon Period, which can be as little as $0.20 (2% of $10 principal amount per Note) per Note, will depend on the closing value of the Underlying Index on every Index Business Day during such Coupon Period and will be based on the Index Percentage Change. Because the closing value of the Underlying Index may be subject to significant variations during each Coupon Period, it is not possible to present graphs illustrating a complete range of possible total returns on the Notes. The example of a hypothetical total return on the Notes set forth below is intended to illustrate the effect of different Coupon

Amounts on the total return on the Notes, which each depends on whether there has been a closing value of the Underlying Index on any Index Business Day during each Coupon Period greater than 120.5% of the applicable Starting Value and on the Index Percentage Change. All of the hypothetical examples below assume an investment in the Notes of $10; that the threshold for determining whether holders will receive a return based on the Index Percentage Change during each Coupon Period or the fixed return is 120.5% of the applicable Starting Value during such Coupon Period; that the term of the Notes is five years and that an investment is made on the initial Issue Date and held to the Maturity Date.

Hypothetical Coupon Period 1: During the first Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 120.5% of the applicable Starting Value, and the Index Percentage Change is less than 2%.

■	Starting Value: 620.00

■	Ending Value: 558.00

■	Index Percentage Change: -10.00%

■	Coupon Amount: $0.20 (2% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 2: During the second Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 120.5% of the applicable Starting Value, and the Index Percentage Change is greater than 2%.

■	Starting Value: 558.00

■	Ending Value: 669.60

■	Index Percentage Change: 20.00%

■	Coupon Amount: $2.00 per Note (20% of $10 principal amount per Note) per Note

PRINCIPAL PROTECTED NOTES	| 11

Hypothetical Coupon Period 3: During the third Coupon Period, the closing value of the Underlying Index on any Index Business Day during such Coupon Period is greater than 120.5% of the applicable Starting Value, and the Index Percentage Change is greater than 2%.

■	Starting Value: 669.60

■	Ending Value: 837.00

■	Index Percentage Change: 25.00%

■	Coupon Amount: $0.20 (2% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 4: During the fourth Coupon Period, the closing value of the Underlying Index on any Index Business Day during such Coupon Period is greater than 120.5% of the applicable Starting Value, and the Index Percentage Change is less than 2%.

■	Starting Value: 837.00

■	Ending Value: 795.15

■	Index Percentage Change: -5.00%

■	Coupon Amount: $0.20 (2% of $10 principal amount per Note) per Note

Hypothetical Coupon Period 5: During the last Coupon Period, the closing value of the Underlying Index on every Index Business Day during such Coupon Period is less than or equal to 120.5% of the applicable Starting Value, and the Index Percentage Change is less than 2%.

■	Starting Value: 795.15

■	Ending Value: 803.10

■	Index Percentage Change: 1.00%

■	Coupon Amount: $0.20 (2% of $10 principal amount per Note) per Note

Total Return on the Underlying Index (assuming a 1.50% annualized dividend yield of the Underlying Index and not reinvested):	37.03%
Total Return on the Notes:	28.00% on a simple interest basis

The examples are for purposes of illustration only. The actual total return on the Notes, if any, will depend on the actual Coupon Amount payable on each Coupon Payment Date.

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets. Investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement for additional information relating to U.S. federal income tax and to their tax advisors to determine tax consequences particular to their situation.

■	Amounts received as contingent coupons on the Notes will be taxable to a U.S. holder as ordinary interest at the time such payments are accrued or received.

■

Any gain or loss upon the sale or disposition of the Note will be capital gain or loss equal to the difference between the amount realized on the sale or disposition and the U.S. holder’s tax basis in such Note. Such gain or loss will be long-term capital gain or loss if the holder has held the Note for more than one year at the time of disposition.

In the case of a holder of the Notes that is not a U.S. person, all payments made with respect to the Notes, if any, and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS Form W-8BEN or substitute form), and such payments or gain are not effectively connected with a U.S. trade or business of such holder, and such gain is not realized by an individual that is present in the United States for 183 days or more in the taxable year of the sale or disposition.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States should not be subject to U.S. federal estate taxes.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

12 |	PRINCIPAL PROTECTED NOTES

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

If the closing value of the Underlying Index is not available on any relevant Index Business Day, the Calculation Agent may determine the relevant closing value in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Underlying Index is discontinued, the Calculation Agent may determine the relevant closing value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the Underlying Index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Coupon Amount,” “— Discontinuance of the Russell 2000® Index” and “— Alteration of Method of Calculation” in the related pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

“Russell 2000®” and “Russell 3000E™” are trademarks of Russell Investment Group (“Russell”) and have been licensed for use for certain purposes by Citigroup Funding Inc. and its affiliates. The Notes have not been passed on by Russell. The Notes are not sponsored, endorsed, sold or promoted by Russell and Russell makes no warranties and bears no liability with respect to the Notes.

PRINCIPAL PROTECTED NOTES	| 13

Notes

14 |	PRINCIPAL PROTECTED NOTES

Notes

PRINCIPAL PROTECTED NOTES	| 15

Notes

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and warrants. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

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